Principal Protection Absolute Return Barrier Notes

Investment Strategies for Uncertain Markets

UBS AG, Jersey Branch

January 13, 2009

PROSPECTUS SUPPLEMENT (To Prospectus dated January 13, 2009)

Product Supplement

Principal Protection Absolute Return Barrier Notes

UBS AG from time to time may offer and sell Principal Protection Absolute Return Barrier Notes, which we refer to as the “Notes.” This product supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer, including the name of the underlying index (the “underlying index”) or the several indices (each a “basket index” and together, the “basket indices”) composing the weighted basket (the “underlying basket”) to which the return on the Notes is linked and the specific manner in which such Notes may be offered, will be described for each particular offering of Notes in an applicable free writing prospectus and an applicable pricing supplement to this product supplement. If there is any inconsistency between the terms described in an applicable free writing prospectus or an applicable pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the applicable free writing prospectus or the applicable pricing supplement will be controlling. Except as otherwise described in the applicable pricing supplement, the general terms of the Notes are described in this product supplement and, unless otherwise specified in the applicable pricing supplement, include the following:

Issuer (Booking Branch):	UBS AG (Jersey Branch)
No Coupon:	The Notes do not pay interest during the term.
Principal Amount:	$10 per Note, unless otherwise specified in the applicable pricing supplement.
Principal Protection Percentage:	90% – 100%. The actual percentage will be specified in the applicable pricing supplement.
Minimum Payment Amount:	Principal amount of the Notes × Principal Protection Percentage + Minimum Return Amount, if applicable.
The Minimum Return Amount for a particular issuance of Notes may be zero.
Payment at Maturity (per $10.00):	You will receive a cash payment at maturity per $10.00 principal amount of your Notes, the amount of which will depend upon the performance of the underlying index or underlying basket:
➢ If the underlying index or underlying basket never closes above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, you will receive:
$10.00 + Return Amount
If a Minimum Return Percentage is not specified in the applicable pricing supplement, for each $10.00 principal amount of your Notes, the Return Amount will be equal to the amount calculated as follows:
$10.00 × Absolute Index Return
If a Minimum Return Percentage is specified in the applicable pricing supplement, for each $10.00 principal amount of your Notes, the Return Amount will be equal to the amount calculated as follows:
$10.00 × (the greater of Absolute Index Return and Minimum Return Percentage)
➢ If the underlying index or underlying basket closes either above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, you will receive:
the Minimum Payment Amount.
See “General Terms of the Notes—Payment at Maturity” beginning on page PS-22.
Minimum Return Percentage:	A percentage that will be specified in the applicable pricing supplement, if applicable.
Minimum Return Amount:	If applicable, for each $10.00 principal amount of your Notes, the Minimum Return Amount will be equal to the amount calculated as follows:
$10.00 × Minimum Return Percentage.
Upper Return Barrier:	A percentage that will be specified in the applicable pricing supplement.
Lower Return Barrier:	A percentage that will be specified in the applicable pricing supplement.
Upper Index Barrier:	Index Starting Level × (1 + Upper Return Barrier)
Lower Index Barrier:	Index Starting Level × (1 – Lower Return Barrier)
Absolute Index Return:	Absolute Value of : Index Return Level - Index Starting Level Index Starting Level
Index Starting Level:	The closing level of the underlying index determined on the trade date specified in the applicable free writing prospectus and the applicable pricing supplement, or in the case of an underlying basket, 100.
Index Return Level:	The closing level of the underlying index determined on the applicable index valuation date(s), as specified in the applicable free writing prospectus and the applicable pricing supplement, subject to adjustment on the occurrence of a market disruption event, as described herein, or in the case of an underlying basket, the weighted performance of the basket indices on the applicable index valuation date(s), as specified in the applicable free writing prospectus and the applicable pricing supplement. The Index Return Level may be referred to in the applicable free writing prospectus and the applicable pricing supplement as the “Index Ending Level”, the “Observed Index Level” or such other manner as may be specified in the applicable pricing supplement.
Observation Period:	The period commencing on (and including) the trade date and extending to (and including) the final valuation date.
No Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:	UBS Securities LLC

The applicable pricing supplement will describe the specific terms of the Notes, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-13 of this product supplement for risks related to an investment in the Notes.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as a Protection Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” on page PS-5.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this product supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated January 13, 2009

ADDITIONAL INFORMATION ABOUT THE PRINCIPAL PROTECTION
ABSOLUTE RETURN BARRIER NOTES

You should read this product supplement together with the prospectus dated January 13, 2009, relating to our Medium-Term Notes, Series A, of which the Notes are a part, the index supplement supplement dated January 13, 2009 and any free writing prospectus or pricing supplement that we may file with the SEC from time to time. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

➢	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

➢	Index supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

Our Central Index Key, or CIK, on the SEC website is 00011144446.

Product Supplement
Product Supplement Summary	PS-1
Hypothetical Payment Amounts on Your Notes	PS-12
Risk Factors	PS-13
Valuation of the Notes	PS-21
General Terms of the Notes	PS-22
Use of Proceeds and Hedging	PS-28
Supplemental U.S. Tax Considerations	PS-29
ERISA Considerations	PS-34
Supplemental Plan of Distribution	PS-35
Index Supplement
Index Supplement Summary	IS-1
Underlying Indices and Underlying Index Publishers	IS-2
Dow Jones Industrial Average® Index	IS-2
NASDAQ-100® Index	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Dow Jones-AIG Commodity IndexSM	IS-16
UBS Bloomberg Constant Maturity Commodity Index (CMCI) Excess Return	IS-23
Rogers International Commodity Index® Excess ReturnSM	IS-28
AMEX Hong Kong 30 Index	IS-35
Dow Jones EURO STOXX 50® Index	IS-39
FTSETM 100 Index	IS-41
FTSE/Xinhua China 25 IndexTM	IS-44
Hang Seng China Enterprises Index	IS-49
Korea KOSPI 200 Index	IS-52
MSCI Indices	IS-55
MSCI-EAFE® Index	IS-55
MSCI® Emerging Markets IndexSM	IS-55
Nikkei® 225 Index	IS-61
S&P/ASX 200® Index	IS-64
Swiss Market Index (SMI)®	IS-66

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

Product Supplement Summary

This product supplement describes terms that will apply generally to the Notes. Prior to the date on which an offering of Notes is priced, or the “trade date”, UBS AG will prepare a separate free writing prospectus that will apply specifically to that offering and will include the identity of the underlying index or underlying basket as well as any changes to the general terms specified below. On the trade date, UBS AG will prepare a pricing supplement that, in addition to the identity of the underlying index or underlying basket and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any free writing prospectus and pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Notes”, we mean Principal Protection Absolute Return Barrier Notes. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 13, 2009, of UBS. References to the “applicable pricing supplement” mean the pricing supplement and any free writing prospectus that describe the specific terms of your Notes.

What are the Principal Protection Absolute Return Barrier Notes?

The Principal Protection Absolute Return Barrier Notes (the “Notes”) are medium-term notes issued by UBS AG, the return on which is linked to the absolute performance of an underlying index (the “underlying index”) or a weighted basket (the “underlying basket”) comprised of several indices (each such index in the basket, a “basket index” and, together, the “basket indices”) during a specified observation period. The “Observation Period” will commence on the date on which the Notes are priced (the “trade date”) and end on, and include, a date specified in the applicable pricing supplement (which will generally be a date approximately three to five business days before the maturity date of the Notes, subject to adjustment upon the occurrence of a market disruption event (as described herein), such date referred to as the “final valuation date”).

The underlying index or underlying basket, the value of which may be based on equity securities or futures contracts on physical commodities, will be specified in the applicable pricing supplement to this product supplement. Some of the potential underlying indices or basket indices that may be specified in the applicable pricing supplement are described in the index supplement dated January 13, 2009, as may be amended or supplemented by any index supplement that may be filed with the SEC from time to time (the “index supplement”).

The return on the Notes, if any, will depend on (1) the absolute return of the underlying index or underlying basket as determined on the applicable index valuation date(s) and (2) whether the underlying index or underlying basket closes on any single day during the Observation Period either above the Upper Index Barrier or below the Lower Index Barrier. The Upper Index Barrier and the Lower Index Barrier are set at a certain percentage above and below the Index Starting Level, respectively, and such percentages are referred to as the “Upper Return Barrier” and “Lower Return Barrier,” respectively, and will be specified in the applicable pricing supplement.

The amount payable to you at maturity per $10.00 principal amount of your Notes will be calculated as described below:

➢	If the underlying index or underlying basket never closes above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, you will receive:

$10.00 + Return Amount

➢	If the underlying index or underlying basket closes either above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, you will receive:

the Minimum Payment Amount

The Principal Protection Percentage applicable to a particular issuance of the Notes may be as low as 90% and the Minimum Return Percentage applicable to a particular issuance of Notes may be zero. Accordingly, if the underlying index or underlying basket closes above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, you may lose some of your principal.

The “Return Amount'' will be calculated as follows:

If a Minimum Return Percentage is not specified in the applicable pricing supplement:

Return Amount = $10.00 × Absolute Index Return

If a Minimum Return Percentage is specified in the applicable pricing supplement:

Return Amount = $10.00 × (the greater of Absolute Index Return and
Minimum Return Percentage)

The “Minimum Payment Amount'' will be calculated as follows:

Minimum Payment Amount = $10.00 × Principal Protection Percentage +
the Minimum Return Amount, if applicable

The “Minimum Return Amount'' will be calculated as follows:

Minimum Return Amount = $10.00 × Minimum Return Percentage

The “Absolute Index Return” will be calculated as follows:

Absolute Index Return = Absolute Value of :
Index Return Level - Index Starting Level

Index Starting Level

where the “Index Starting Level” may be based on (i) the closing level of the underlying index on the trade date, (ii) such other level of the underlying index on the trade date as selected by the calculation agent in its sole discretion or (iii) the level(s) of the underlying index on such other date or dates as specified in the applicable pricing supplement, or in the case of an underlying basket, 100, and the “Index Return Level” is the closing level of the underlying index on the applicable index valuation date, or the arithmetic average of the closing levels of the underlying index on each of several dates (the “averaging dates”), as will be specified in the applicable pricing supplement or, in the case of an underlying basket, the weighted performance of the basket indices on the applicable index valuation date, or the arithmetic average of the weighted performance of the basket indices on the averaging dates, as will be specified in the applicable pricing supplement. The trade date and the applicable index valuation dates will be specified in the applicable pricing supplement. The Index Return Level may be referred to in the applicable free writing prospectus or the applicable pricing supplement as the “Index Ending Level'', the “Observed Index Level'', or such other manner as may be specified in the applicable pricing supplement.

We will not pay you interest during the term of the Notes.

We may issue separate offerings of the Notes that are identical in all respects, except that each offering is linked to the performance of a different underlying index or underlying basket and is subject to the particular terms of the respective Notes set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend solely upon the performance of the underlying index or underlying basket to which such offering is linked and will not depend on the performance of any other offering of the Notes.

The Notes are Part of a Series

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Notes We May

Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Specific Terms will be described in Applicable Pricing Supplements

The specific terms of your Notes will be described in the applicable pricing supplement accompanying this product supplement. The terms described in the applicable pricing supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement, and any free writing prospectus, should be read in conjunction with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

➢	Growth Potential — The Notes provide the opportunity to participate in any appreciation (or the absolute value of any depreciation) in the level of the underlying index or underlying basket from the trade date relative to the applicable index valuation date up to the Upper or Lower Return Barrier, as applicable, provided the underlying index or underlying basket never closes above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period.
➢	Preservation of capital — You will receive at least the Minimum Payment Amount if you hold the Notes to maturity, regardless of the performance of the underlying index or underlying basket. The Minimum Payment Amount could be as low as 90% of the principal amount of your notes. Accordingly, you may lose up to 10% of your principal.
➢	Diversification — The Notes may provide diversification within the equity, commodities or other relevant portion of your portfolio through exposure to the underlying index or underlying basket and their respective index constituents.
➢	Minimum investment — Your minimum investment is 100 Notes at a principal amount of $10.00 per Note (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

What are some of the risks of the Notes?

An investment in any of the Notes involves significant risks. Some of the risks that apply generally to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of this product supplement and the applicable pricing supplement.

➢	At maturity, you may risk losing some of your principal — If the underlying index or underlying basket closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, you will receive only the Minimum Payment Amount for your particular issuance of Notes. Because the Minimum Payment Amount could be as low as 90% of the principal amount of your Notes, you may lose up to 10% of your principal.
➢	Principal protection only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. You will be entitled to receive at least the Minimum Payment Amount only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the final valuation date. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss.
➢	Market Risk — The return on the Notes, if any, is linked to the performance of the underlying index or underlying basket, and will depend on whether the underlying index or underlying basket closes either above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period. You will receive no more than the Minimum Payment Amount if the underlying index or underlying basket closes either above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period.
➢	The Upper and Lower Return Barriers limit your potential return — The appreciation potential of the Notes is limited to the Upper Return Barrier, if the underlying index or underlying basket appreciates, and to the Lower Return Barrier, if the underlying index or underlying basket depreciates, regardless of the performance of the underlying index or underlying basket.
➢	No interest or dividend payments — You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the underlying index or underlying basket.
➢	Credit of issuer — An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.
➢	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial price to public, and, as a result, you may suffer substantial losses.
➢	Owning the Notes is not the same as owning the applicable index or basket indices — The return on your Notes may not reflect the return you would realize if you actually owned the applicable index or basket indices. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Notes.
➢	Price prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors including the level or price of the underlying index or underlying basket, volatilities, dividends, the time remaining to the maturity of the Notes, interest rates, geopolitical conditions and economic, financial, political and regulatory or judicial events, and the creditworthiness of UBS. The principal protection and potential absolute index return will only apply at maturity, and the market price of the Notes prior to maturity will not directly correspond with the absolute return of the underlying index or underlying basket.
➢	Impact of fees on secondary market prices — Generally, the price of the Notes in the secondary market is likely to be lower than the initial price to public since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the applicable index or basket indices and/or over-the-counter options, futures or other instruments with return linked to the performance of the applicable index or basket indices, may adversely affect the market price of the applicable index or basket indices and, therefore, the market value of the Notes.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the stocks comprising the applicable index or basket, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of the issuer, will determine the applicable stock and payment at maturity based on observed levels of such index or basket in the market. The calculation agent can postpone the determination of the stock index or the maturity date if a market disruption event occurs and is continuing on the final valuation date.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Notes, and which may be revised at any time. Any such research opinions or recommendations could affect the value of the applicable index or basket or the stocks included in such index or basket, and therefore the market value of the Notes.

The Notes may be a suitable investment for you if:

➢	You seek an investment in the absolute return of the underlying index or underlying basket.
➢	You seek an investment that offers 90 – 100% principal protection on the Notes when held to maturity. The actual Principal Protection Percentage will be specified in the applicable pricing supplement.
➢	You believe that the underlying index or underlying basket will appreciate or depreciate over the Observation Period and that any appreciation or depreciation is unlikely to exceed on any trading day the Upper or Lower Index Barrier.
➢	You are willing to hold the Notes to maturity.
➢	You do not seek current income from this investment.

The Notes may not be a suitable investment for you if:

➢	You believe that the underlying index or underlying basket is likely to appreciate or depreciate over the Observation Period and that any appreciation or depreciation is likely to exceed on any trading day the Upper or Lower Index Barrier.
➢	You are unable or unwilling to hold the Notes to maturity.
➢	You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.
➢	You seek current income from your investments.
➢	You seek an investment for which there will be an active secondary market.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the securities offered hereby, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost.

Classification of Structured Products into categories is not intended to guarantee particular results or performance.

What are the tax consequences of the Notes?

In the opinion of our counsel, Sullivan & Cromwell LLP, if the Notes have a term longer than one year, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in income. We will provide the comparable yield and projected payment schedule in the applicable pricing supplement. The comparable yield is neither a prediction nor a guarantee of what the actual payment you receive will be, or that the actual payment you receive will even exceed the full principal amount.

If the underlying index or underlying basket closes either above the Upper Index Barrier or below the Lower Index Barrier more than 6 months before the maturity date of the Notes (thereby fixing the payment on maturity of your Notes), you will be required to make adjustments to the interest accruals on your Notes and the comparable yield and projected payment schedule will not apply to you. See pages PS-29 – 30 for more information.

If the Notes have a term of one year or less, they should be treated as contingent short-term debt for United States federal income tax purposes. Accordingly, if you are an initial purchaser of Notes, you should recognize ordinary income, if any, upon the maturity of your Notes in an amount equal to the excess, if any, of the amount you receive with respect to your Notes at such time over the amount you paid for your Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under “Supplemental U.S. Tax Considerations” on page PS-29 and consult your tax advisor.

What are the steps to calculate payment at maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

Step 1: Calculate the Absolute Index Return.

Calculate the Absolute Index Return For a Single Index

Where the payment at maturity is based on the performance of a single index, the Absolute Index Return is based on the absolute difference between the level or levels of the underlying index on the applicable index valuation date(s) and the trade date and is expressed as a percentage of the level of the underlying index on the trade date, calculated as follows:

Absolute Index Return = Absolute Value of :
Index Return Level - Index Starting Level

Index Starting Level

The “Index Starting Level” may be based on (i) the closing level of the underlying index on the trade date, (ii) such other level of the underlying index on the trade date as selected by the calculation agent in its sole discretion or (iii) the levels of the underlying index on such other date or dates as specified in the applicable pricing supplement.

The “Index Return Level” is the closing level of the underlying index determined on the applicable index valuation date(s), as specified in the applicable pricing supplement, subject to adjustment upon the occurrence of a market disruption event as described herein.

Calculate the Absolute Index Return for a Basket of Three Indices

Where the payment at maturity is based on the performance of a basket of indices, the Absolute Index Return is based on the absolute difference between the closing level of the basket on the applicable index valuation date(s) and on the trade date and is expressed as a percentage of the closing level of the underlying basket on the trade date, calculated as follows:

Absolute Index Return = Absolute Value of :
Index Return Level - Index Starting Level

Index Starting Level

The “Index Starting Level” is 100, unless otherwise specified in the applicable free writing prospectus and the applicable pricing supplement.

The “Index Return Level” will be calculated on the applicable index valuation date(s) as follows:

100 × (1 + (WBI1 × BIR1) + (WBI2 × BIR2) + (WBI3 × BIR3))

where

“W” is the respective weighting of each basket index (ie., BI1, BI2 and BI3) in the underlying basket, expressed as a percentage, and

“BIR” is the respective index return for each basket index (ie., BIR1, BIR2 and BIR3) calculated in the same manner described above under “calculate the Absolute Index Return for a single index.”

Step 2: Determine if the underlying index or underlying basket closed above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period.

Step 3: Calculate the cash payment at maturity.

If the underlying index or underlying basket never closed above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, payment at maturity per note will be calculated as follows:

If a Minimum Return Percentage is not specified in the applicable pricing supplement:

$10.00 × Absolute Index Return

If a Minimum Return Percentage is specified in the applicable pricing supplement:

$10.00 × (the greater of Absolute
Index Return and Minimum Return Percentage)

If the underlying index or underlying basket closed either above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, payment at maturity per note will be calculated as follows:

If a Minimum Return Percentage is not specified in the applicable pricing supplement:

$10.00 × Principal Protection Percentage

If a Minimum Return Percentage is specified in the applicable pricing supplement:

($10.00 × Principal Protection Percentage) +
($10.00 × Minimum Return Percentage)

The Principal Protection Percentage applicable to a particular issuance of the Notes may be as low as 90% and the Minimum Return Percentage applicable to a particular issuance of Notes may be zero. Accordingly, if the underlying index or underlying basket has closed above or below the Upper or Lower Index Barriers, respectively, you may lose some of your principal.

Hypothetical examples and return tables of how the Notes perform at maturity

The examples below are based on the following assumptions:

Principal Amount:	$10.00
Index Starting Level:	1500.00 (hypothetical)
Principal Protection Percentage:	95% at maturity
Term:	18 months
Upper Return Barrier:	22.25%
Lower Return Barrier:	20.00%
Upper Index Barrier:	1833.75, which is 22.25% above the Index Starting Level
Lower Index Barrier:	1200.00, which is 20.00% below the Index Starting Level

Example 1 — The return on the underlying index or underlying basket is 15% and the underlying index or underlying basket never closed above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period

Calculation of cash payment at maturity on the Notes

If the return on the underlying index or underlying basket over the Observation Period is 15% and the underlying index or underlying basket never closed above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, investors would receive at maturity the principal amount of each Note plus a payment equal to 100% of the Absolute Index Return, as set forth below:

Payment at maturity per $10.00 Note principal amount*	=	$10.00 + ($10.00 × (Absolute Index Return))
	=	$10.00 + ($10.00 × (100%×15%))
	=	$11.50

*	If a Minimum Return Percentage had been specified in the applicable pricing supplement and the Minimum Return Percentage was greater than the Absolute Index Return, the payment at maturity would be calculated based on the Minimum Return Percentage.

Example 2 — The return on the underlying index or underlying basket is -15% and the underlying index or underlying basket never closed above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period

Calculation of cash payment at maturity on the Notes

If the return on the underlying index or underlying basket over the Observation Period is -15% and the underlying index or underlying basket never closed above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, investors would receive at maturity the principal amount of each Note plus a payment equal to 100% of the Absolute Index Return, as set forth below:

Payment at maturity per $10.00 Note principal amount	=	$10.00 + ($10.00 × (Absolute Index Return))
	=	$10.00 + ($10.00 × (100%×15%))
	=	$11.50

Example 3 — The underlying index or underlying basket closed above the Upper Index Barrier or below Lower Index Barrier of any trading day during the Observation Period

Calculation of cash payment at maturity on the Notes

If the underlying index or underlying basket closed above the Upper Index Barrier or below Lower Index Barrier of any trading day during the observation period, investors would receive the Minimum Payment Amount, $9.50, at maturity for each Note (a -5.0% total return) regardless of the return on the underlying index during the Observation Period, calculated as follows:

Payment at maturity per $10.00 Note principal amount*	=	$10.00 × Principal Protection Percentage
	=	$10.00 × 95%
	=	$9.50

*	If a Minimum Return Percentage had been specified in the applicable pricing supplement, the payment at maturity would be supplemented by the Minimum Return Amount.

Example 4 — The return on the underlying basket is 6.5% and the underlying basket never closed above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period

The following example illustrates the calculation of the Absolute Index Return and the payment at maturity for a hypothetical Note based on a basket of three indices with the following assumptions:

Index	Index Weight	Index Return
A Index	50%	10%
B Index	30%	-5%
C Index	20%	15%

Calculation of return on the underlying basket

Given the above assumptions, the Index Return Level would be calculated as follows:

Index Return Level	= 100 × (1 + (A index weight × A index return) + (B index weight × B index return) + (C index weight × C index return))
= 100 × (1 + (50%×10%) + (30%× –5%) + (20%×15%))
= 106.5

The Absolute Index Return is then calculated as follows:

Absolute Index Return	= Absolute Value of : Index Return Level - Index Starting Level Index Starting Level
= Absolute Value of : 106.5 – 100 100
= 6.5%

Calculation of cash payment at maturity of the Notes

If the return on the underlying basket over the Observation Period is 6.5% and the underlying basket never closed above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, investors would receive at maturity the principal amount of each Note plus a payment equal to 100% of the Absolute Index Return, as set forth below:

Payment at maturity per $10.00 Note principal amount	=	$10.00 + ($10.00 × (Absolute Index Return))
	=	$10.00 + ($10.00 × (100%×6.5%))
	=	$10.65

The following table illustrates the payment at maturity for a $10.00 Note on a hypothetical offering of the Notes:

		No Index Closing Outside Upper or Lower Index Barrier**			An Index Closing Outside Upper or Lower Index Return Barrier***
Index Ending Level	Index Return	Additional Amount at Maturity ($)*	Payment at Maturity ($)*	Return on Note (%)*	Additional Amount at Maturity ($)	Payment at Maturity ($)	Return on Note
3000.00	100%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
2700.00	80%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
2400.00	60%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
2100.00	40%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
1833.75	22.25%	$2.23	$12.23	22.25%	$0.00	$9.50	-5.00%
1725.00	15%	$1.50	$11.50	15.00%	$0.00	$9.50	-5.00%
1650.00	10%	$1.00	$11.00	10.00%	$0.00	$9.50	-5.00%
1575.00	5%	$0.50	$10.50	5.00%	$0.00	$9.50	-5.00%
1500.00	0%	$0.00****	$10.00****	0.00%****	$0.00	$9.50	-5.00%
1425.00	-5%	$0.50	$10.50	5.00%	$0.00	$9.50	-5.00%
1350.00	-10%	$1.00	$11.00	10.00%	$0.00	$9.50	-5.00%
1275.00	-15%	$1.50	$11.50	15.00%	$0.00	$9.50	-5.00%
1200.00	-20.00%	$2.00	$12.00	20.00%	$0.00	$9.50	-5.00%
900.00	-40%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
600.00	-60%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
300.00	-80%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
0.00	-100%	N/A	N/A	N/A	$0.00	$9.50	-5.00%
*	Percentages and dollar amounts have been rounded for ease of analysis
**	Calculation assumes that the underlying index or underlying basket never closes above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period
***	Calculation assumes that the underlying index or underlying basket closes either above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period and that a Minimum Return Percentage is not applicable; if a Minimum Return Percentage of 3.00% had been specified in the applicable pricing supplement, the additional amount at maturity would have been $0.30, resulting in a payment at maturity of $9.80 and a return on the Note of -2.00%.
****	If a Minimum Return Percentage of 3.00% had been specified in the applicable pricing supplement, the additional amount at maturity would have been $0.30, resulting in a payment at maturity of $10.30 and a return on the Note of 3.00%

Hypothetical Payment Amounts on Your Notes

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Notes at maturity and the cash payment amounts that could be delivered for each of your Notes on the stated maturity date based on a range of hypothetical starting levels and ending levels of the underlying index or underlying basket and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical ending levels of the underlying index or basket indices on the index valuation date or dates or on any trading day during the Observation Period could have on your payment at maturity, as calculated in the manner described in the applicable pricing supplement. Such hypothetical table, chart or calculation will be based on closing levels for the underlying index or basket indices that may not be achieved on the applicable index valuation date or dates or on any trading day during the Observation Period and on assumptions regarding terms of the Notes that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Notes on the stated maturity date may bear little or no relationship to the actual market value of your Notes on that date or at any other time, including any time over the term of the Notes that you might wish to sell your Notes. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Notes, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Notes might be, it may bear little or no relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the stocks or futures contracts on physical commodities comprising the underlying index or basket indices (the “index constituent stocks” and the “index commodities,” respectively, and together, the “index constituents”) or in the underlying index or underlying basket. The following factors, among others, may cause the financial return on your Notes to differ from the financial return you would receive by investing directly in the underlying index, the basket indices or the index constituents:

➢	the return on such a direct investment would depend solely upon the relative appreciation or depreciation of the underlying index or underlying basket during the term of the Notes, and not on whether the level of the underlying index or underlying basket has closed above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period;
➢	in the case of direct investment in the underlying index, the basket indices or index constituent stocks, the return could include substantial dividend payments, which you will not receive as an investor in the Notes;
➢	in the case of direct investment in index constituents, the return could include rights that you will not have as an investor in the Notes; and
➢	an investment directly in the underlying index or the basket indices is likely to have tax consequences that are different from an investment in the Notes.

We describe various risk factors that may affect the market value of the Notes, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-13 of this product supplement.

We cannot predict the closing levels of the underlying index or basket indices or, therefore, whether the level of the underlying index or underlying basket will close above or below the Upper Index Barrier or Lower Index Barrier, respectively, on any single trading day during the Observation Period. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment amount that will be delivered in respect of your Notes on the stated maturity date, nor should it be viewed as an indication of the financial return on your Notes or of how that return might compare to the financial return if you were to invest directly in the underlying index or basket indices.

Risk Factors

The return on the Notes is linked to the absolute performance of the underlying index or underlying basket and will depend on whether the underlying index or underlying basket closes either above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period. Investing in the Notes is not equivalent to a direct investment in the underlying index or underlying basket. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Notes.

You may lose some of your principal.

The return on the Notes at maturity is linked to the performance of the underlying index or underlying basket. If the underlying index or underlying basket has closed above or below the Upper or Lower Index Barriers, respectively, on any single trading day during the Observation Period and if the sum of the Principal Protection Percentage and the Minimum Return Percentage, each as specified in the applicable pricing supplement, is less than 100%, you will lose some of your principal. The Notes may not ensure any return of principal in excess of the Minimum Payment Amount.

The Notes are intended to be held to maturity. Your principal is protected only if you hold your Notes to maturity.

You will receive at least the Minimum Payment Amount if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your Notes sold. You should be willing to hold your Notes to maturity.

The Upper and Lower Return Barrier feature of the Notes limits your appreciation potential.

The appreciation potential of the Notes is limited to the Upper Return Barrier, if the underlying index or underlying basket appreciates, and to the Lower Return Barrier, if the underlying index or underlying basket depreciates, regardless of the performance of the underlying index or underlying basket. If the underlying index or underlying basket closes either above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, your payment for each $10.00 of principal amount of your Notes will be limited to the Minimum Payment Amount. Accordingly, the Upper or Lower Return Barrier, as applicable, for your Notes may cause you to earn a return that is less than the return on a direct investment in a security whose return is based solely on the performance of the underlying index or underlying basket over the term of your Notes without limitation.

Owning the Notes is not the same as owning the index constituents.

The return on your Notes may not reflect the return you would realize if you actually owned the index constituents and held such investment for a similar period because:

➢	you will receive a minimum payment of 90 – 100% of the principal amount of your Notes if the Notes are held to maturity;
➢	if the underlying index or underlying basket closes either above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, your return will be limited to the repayment of a specified percentage of your principal amount; and
➢	the level of the underlying index or underlying basket is calculated in part by reference to the prices of the index constituents without taking into consideration the value of dividends paid on those stocks.

Risk Factors

Even if the level of the underlying index or underlying basket increases during the Observation Period, the market value of the Notes may not increase by the same amount. It is also possible for the level of the underlying index or underlying basket to increase while the market value of the Notes declines.

You will receive no more than the Minimum Payment Amount if the underlying index or underlying basket closes either above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period.

The likelihood of the underlying index or underlying basket closing above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period will depend in large part on the volatility of the underlying index or underlying basket — the frequency and magnitude of changes in the level or price of the underlying index or underlying basket. The underlying index or the basket indices may have experienced significant volatility in the past.

Changes that affect the underlying index or basket indices will affect the market value of your Notes and the amount you will receive at maturity of your Notes.

The policies of the sponsor of the underlying index or basket indices to which your Notes are linked (each an “index sponsor”) concerning the calculation of the underlying index or basket indices, additions, deletions or substitutions of the index constituents and the manner in which changes affecting the index constituents, the issuers of the index constituent stocks (such as stock dividends, reorganizations or mergers) or the index commodities (such as prolonged changes in market value, significantly decreased liquidity or if any such index commodity ceases to exist) are reflected in the underlying index or basket indices, could affect the value of the underlying index or basket indices and, therefore, could affect the amount payable on your Notes at maturity and the market value of your Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if an index sponsor changes these policies, for example by changing the manner in which it calculates the underlying index or a basket index, or if an index sponsor discontinues or suspends calculation or publication of the underlying index or a basket index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the Index Return Level is not available because of a market disruption event or for any other reason, and no successor index is selected, the calculation agent—which initially will be UBS Securities LLC, an affiliate of UBS — may determine the Index Return Level or fair market value of the Notes — and thus the amount payable at maturity — in a manner it considers appropriate, in its sole discretion.

There may not be an active trading market in the Notes — sales in the secondary market may result in significant losses.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses. In addition, you will not receive principal protection.

The market value of the Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the level of the underlying index or underlying basket on any trading day and whether the underlying index or underlying basket has closed above the Upper Index Barrier or below the Lower Index Barrier

Risk Factors

on any single trading day during the Observation Period will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

➢	the volatility of the underlying index or underlying basket (i.e., the frequency and magnitude of changes in the level of the underlying index or underlying basket over the term of the Notes);
➢	the composition of the underlying index or underlying basket and changes to the index constituents;
➢	the market prices of the index constituents;
➢	the dividend rate paid on the index constituents (while not paid to the holders of the Notes, dividend payments on the index constituents may influence the market price of such index constituents and the level of the underlying index or underlying basket, and therefore affect the market value of the Notes);
➢	interest rates in the markets;
➢	the time remaining to the maturity of the Notes;
➢	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;
➢	economic, financial, political, regulatory, or judicial events that affect the level of the underlying index or underlying basket or the market price of the index constituents or that affect stock markets generally; and
➢	the creditworthiness of UBS.

In the case of Notes linked to a commodities index, commodity prices may change unpredictably, affecting the value of your Notes in unforeseeable ways.

Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates, and trading activities in commodities and related futures contracts. These factors may affect the closing level of the index and, therefore, the value of your Notes in varying ways. Different factors may cause the value of different commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates.

In the case of Notes linked to a commodities index, suspensions or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Notes.

Commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the underlying index or underlying basket and, therefore, the value of your Notes.

Risk Factors

In the case of Notes linked to a commodities index, higher future prices of commodities included in the index relative to their current prices may lead to a decrease in the amount payable at maturity.

Your Notes may be linked to an index that is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the applicable physical commodity. As the exchange-traded futures contracts approach expiration, they are replaced by contracts that have a later expiration. The relative sale prices of the contracts with earlier and later expiration dates will depend on the commodities included in the underlying index or underlying basket and the markets for those commodities during the term of your Notes. Sale prices for contracts with later expiration dates that are higher than the sale prices for contracts expiring earlier could adversely affect the value of the commodity index to which your Notes are linked and, accordingly, decrease the payment you receive at maturity.

Historical performance of the underlying index or basket indices should not be taken as an indication of the future performance of the underlying index or basket indices during the Observation Period.

The trading prices of the index constituents will determine the level of the underlying index or underlying basket. The historical performance of the underlying index or the basket indices should not be taken as an indication of the future performance of the underlying index or basket indices. As a result, it is impossible to predict whether the level of the underlying index or any basket index will rise or fall. Trading prices of the index constituents will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of such index constituents, as discussed above.

Moreover, any basket to which the Notes may be linked does not have a recognized market value and no historical performance data will be available.

Trading and other transactions by UBS or its affiliates in the index constituents, futures, options, exchange-traded funds or other derivative products on such index constituents or the underlying index or basket indices may impair the market value of the Notes.

As described below under “Use of Proceeds and Hedging” on page PS-28, UBS or its affiliates may hedge their obligations under the Notes by purchasing the index constituents, futures or options on the index constituents or the underlying index or basket indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituents or the underlying index or basket indices, and they may adjust these hedges by, among other things, purchasing or selling the index constituents, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituents or the underlying index or basket indices at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of such index constituents and/or the level of the underlying index or basket indices and, therefore, the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in the index constituents and other investments relating to the index constituents or the underlying index or basket indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the index constituents and the level of the underlying index or the levels of the basket indices and, therefore, the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes

Risk Factors

in the performance of any index constituents or the underlying index or basket indices. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying index or basket indices and the index constituents that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the underlying index or any basket index, could be adverse to such holders’ interests as beneficial owners of the Notes.

In the case of Notes linked to an equity index or to a basket that includes an equity index, UBS and its affiliates may, at present or in the future, engage in business with the issuers of the index constituents, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the index constituents and the level of the underlying index or any basket index and, therefore, the market value of the Notes.

You will not receive interest payments on the Notes or dividend payments on the index constituents, or have shareholder rights in the index constituents.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the index constituents. As an owner of the Notes, you will not have voting rights or any other rights that holders of the index constituents may have.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations could affect the level of the index constituents, the underlying index or underlying basket or the market value of the Notes.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may publish research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes, the index constituents and the underlying index or underlying basket.

UBS and its affiliates have no affiliation with any index sponsor and are not responsible for their public disclosure of information.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with the sponsor of any index that may be used to calculate the payment at maturity or early exchange of the Notes (except for licensing arrangements discussed below) and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index or the basket indices. If an index sponsor discontinues or suspends the calculation of the underlying index or a basket index to which your Notes are linked, it may become difficult to determine the market value of the Notes and the payment at maturity or on the applicable exchange date. The calculation agent may designate a successor index in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the underlying index or basket index exists, the payment you receive at maturity or early

Risk Factors

exchange will be determined by the calculation agent in its sole discretion. See “General Terms of the Notes — Market Disruption Event” on page PS-24 and “General Terms of the Notes — Role of Calculation Agent” on page PS-27. The respective underlying index or basket index sponsor is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying index sponsor and the underlying index or basket indices to which your Notes are linked from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the respective underlying index sponsor or the underlying index or basket indices contained in the index supplement or any pricing supplement. You, as an investor in the Notes, should make your own independent investigation into the respective underlying index or basket index sponsor and the underlying index or basket indices for your Notes.

There are potential conflicts of interest between you and the calculation agent.

UBS’s affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent’s role, see “Specific Terms of the Notes — Role of Calculation Agent” on page PS-27. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the index constituents or the underlying index or underlying basket has occurred or is continuing on any index valuation date for the underlying index or underlying basket. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the determination of the Index Return Level or the maturity date if a market disruption event occurs on any index valuation date or the final valuation date, as the case may be.

If the calculation agent determines that a market disruption event has occurred or is continuing on any index valuation date or the final valuation date, such index valuation date or final valuation date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the relevant level of the underlying index or basket index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will any index valuation date or the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If any index valuation date or the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the relevant index valuation date or final valuation date, as the case may be. If the relevant level of the underlying index or any basket index is not available on the last possible day that qualifies as the relevant index valuation date or the final valuation date, as the case may be, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the relevant level of the underlying index or basket index that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Notes — Market Disruption Event” on page PS-24.

Risk Factors

An investment in the Notes may be subject to risks associated with non-U.S. securities markets.

Some or all of the index constituent stocks to which your Notes may be linked may be issued by foreign companies and may trade on foreign exchanges. An investment in securities linked to the value of foreign equity securities or foreign exchange-traded futures contracts involves particular risks. Generally, foreign securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect foreign markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these foreign markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Securities and futures prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities and futures markets, include the possibility of recent or future changes in the foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult for any index sponsor to enforce the laws or regulations of a foreign country or exchange.

Any index constituent stock that is issued by a foreign company and any index commodity that is traded on a foreign exchange will be specified in the index supplement or the applicable pricing supplement.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The Absolute Index Return for the Notes will not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect an underlying index or basket index whose underlying constituent stocks are traded in currencies other than the U.S. dollar.

Although the underlying index constituent stocks may be traded in, or their closing prices may be converted into, currencies other than the U.S. dollars, the Notes, which are linked to the underlying index or underlying basket, are denominated in U.S. dollars, and the amount payable on the Notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which the index constituent stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the index return for the Notes. The amount we pay in respect of the Notes on the maturity date will be determined solely in accordance with the procedures described in “General Terms of the Notes” beginning on page PS-22.

Risk Factors

The Notes may be subject to currency exchange risk.

Because the price of the index constituent stocks may be converted by a sponsor of the underlying index or basket indices into U.S. dollars or a currency other than U.S. dollars for the purposes of calculating the value of the underlying index or basket indices, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the countries represented in any such index. An investor’s net exposure will depend on the extent to which the currencies of the constituent stocks underlying any such index strengthen or weaken against the U.S. dollar or such other currency. If, taking into account such weighting, the U.S. dollar or such other currency strengthens against the respective constituent currencies, the value of any such index may be adversely affected, and the payment at maturity of the Notes may be reduced.

Of particular importance to potential currency exchange risk are:

➢	existing and expected rates of inflation;
➢	existing and expected interest rate levels;
➢	the balance of payments; and
➢	the extent of governmental surpluses or deficits in the countries relevant to the index and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries relevant to the index, the United States and other countries important to international trade and finance.

Valuation of the Notes

Each offering of the Notes is linked to the performance of a different underlying index or underlying basket and is subject to the particular terms set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend on the performance of the underlying index or underlying basket to which such offering is linked and will not depend on the performance of any other offering of the Notes.

At maturity. Your cash payment at maturity will depend upon the absolute performance of the underlying index or underlying basket and whether the underlying index or underlying basket closes either above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period as described under “General Terms of the Notes — Payment at Maturity.”

Prior to maturity. The market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the level of the underlying index or underlying basket on any trading day and whether the underlying index or underlying basket has closed above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period will affect the market value more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand, exchange rates, the volatility of the underlying index or underlying basket, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page PS-13 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Notes:

No Coupon

We will not pay you interest during the term of the Notes.

Denominations

Each offering of the Notes will have a principal amount of $10.00, unless otherwise specified in the applicable pricing supplement.

Payment at Maturity

At maturity, the amount payable to you at maturity per $10.00 principal amount of your Notes will be calculated as described below:

➢	If the underlying index or underlying basket never closes above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, you will receive:

$10.00 + Return Amount

➢	If the underlying index or underlying basket closes either above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, you will receive:

the Minimum Payment Amount

The Principal Protection Percentage applicable to a particular issuance of the Notes may be as low as 90% and the Minimum Return Percentage applicable to a particular issuance of Notes may be zero. Accordingly, if the underlying index or underlying basket has closed above or below the Upper or Lower Index Barriers, respectively, you may lose some of your principal.

The “Absolute Index Return” is the absolute difference between the Index Return Level and the Index Starting Level, expressed as a percentage of the Index Starting Level, calculated as follows:

Absolute Index Return = Absolute Value of :
Index Return Level - Index Starting Level

Index Starting Level

where the “Index Starting Level” may be based on (i) the closing level of the underlying index on the trade date, (ii) such other level of the underlying index on the trade date as selected by the calculation agent in its sole discretion or (iii) the levels of the underlying index on such other date or dates as specified in the applicable pricing supplement, or, in the case of an underlying basket, 100, and the “Index Return Level” is the closing level of the underlying index on the applicable index valuation date, or, in the case of an underlying basket, the weighted performance of the basket indices on the applicable index valuation date, or the arithmetic average of the closing levels of the underlying index or underlying basket on each of the averaging dates, as will be specified in the applicable pricing supplement. The Index Return Level may be referred to in the applicable free writing prospectus or the applicable pricing

General Terms of the Notes

supplement as the “Index Ending Level'', the “Observed Index Level'' or such other manner as may be specified in the applicable pricing supplement.

The “Upper Index Barrier” and the “Lower Index Barrier” is the level that is a certain percentage, as will be specified in the applicable pricing supplement, above and below the Index Starting Level, respectively.

The “Observation Period” will commence on the trade date and end on, and include, the final valuation date (which will generally be a date approximately three to five business days before the maturity date of the Notes, subject to adjustment upon the occurrence of a market disruption event).

The applicable pricing supplement will specify the trade date, the final valuation date and/or any other applicable index valuation date or dates, as well as the respective terms of each offering of the Notes, including the underlying index or underlying basket, the index starting level, the Upper and Lower Return Barriers and the Minimum Return Percentage, if applicable.

We may issue separate offerings of the Notes that are identical in all respects, except that each individual offering is linked to the performance of a different underlying index or underlying basket and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend upon the performance of the underlying index or underlying basket to which such offering is linked and will not depend in any way on the performance of any other offering of the Notes.

Maturity Date

The maturity date for your Notes will be the date specified in the applicable pricing supplement, unless that day is not a business day, in which case the maturity date will be the next following business day. If the calculation agent postpones the final valuation date, the maturity date will be automatically postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement(s) of the final valuation date. As discussed below under “ — Final Valuation Date; Index Valuation Date(s)”, the calculation agent may postpone the final valuation date or dates if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “ — Market Disruption Event” below.

The postponement of the maturity date for one offering of the Notes will not affect the maturity date for any other offering of the Notes.

Final Valuation Date; Index Valuation Date(s)

The final valuation date and/or any other index valuation dates for your Notes will be the date specified in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the final valuation date or applicable index valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date or any other index valuation date for the Notes be postponed by more than ten business days.

The postponement of the final valuation date or any index valuation date for one offering of the Notes will not affect the final valuation date or any index valuation date for any other offering of the Notes.

Closing Level

Unless otherwise specified in the applicable pricing supplement, the closing level of any underlying index or basket index on any trading day will be determined based on the closing level of such index or any successor index or alternative calculation of such index published following the regular official weekday close of the principal trading session of the relevant exchange for such index.

General Terms of the Notes

Market Disruption Event

The calculation agent will determine the Index Return Level based on the level or levels of the underlying index or underlying basket on the applicable index valuation date(s). As described above, any index valuation date may be postponed, and thus the determination of the Index Return Level may be postponed if the calculation agent determines that, on any index valuation date, a market disruption event has occurred or is continuing for the underlying index or any basket index. If such a postponement occurs, the calculation agent will use the level or price of the underlying index or the basket index on the first calendar day following such index valuation date on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Return Level be postponed by more than ten business days.

If the determination of the Index Return Level is postponed to the last possible day, but a market disruption event for the underlying index or the basket index occurs or is continuing on that day, that day will nevertheless be the date on which the Index Return Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Return Level that would have prevailed in the absence of the market disruption event. Any of the following may be a market disruption event, in each case as determined by the calculation agent in its sole discretion:

➢	a suspension, absence or material limitation of trading in a material number of index constituents, for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;
➢	a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying index, one or more basket indices or to a material number of index constituent stocks in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in such market;
➢	a suspension, absence or material limitation of trading in any futures contract included in the underlying index or one or more basket indices; a change in the settlement price of any futures contract included in the underlying index or one or more basket indices by an amount equal to the maximum permitted price change from the previous day’s settlement price;
➢	the settlement price is not published for any individual futures contract included in the underlying index or one or more basket indices; the underlying index or one or more basket indices is not published; or
➢	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to your Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and
➢	a decision to permanently discontinue trading in the option or futures contracts relating to the underlying index or one or more basket indices, in any index constituent stocks or index commodities, or in any futures contract on such index.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the underlying index or underlying basket or any index constituents are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

General Terms of the Notes

Discontinuance of or Adjustments to the Underlying index or underlying basket; Alteration of Method of Calculation

If any index sponsor discontinues publication of the underlying index or a basket index and the index sponsor or any other person or entity publishes a substitute index that the calculation agent determines is comparable to that index and approves the substitute index as a successor index, then the calculation agent will determine the closing levels of the affected index, Absolute Index Return, Index Starting Level, Index Return Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the underlying index or a basket index is discontinued and that there is no successor index on any date when the value of such underlying index or basket index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks, physical commodities, exchange-traded futures contracts on physical commodities or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlying index or basket index. If the calculation agent determines that any index constituents or the method of calculating the underlying index or a basket index have been changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the index constituents or of the futures contracts on such underlying index or basket index, as applicable, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index constituent stocks or their issuers or the index commodities, as applicable, or is due to any other reason — that causes the index not to fairly represent the value of that index had such changes not been made or that otherwise affects the calculation of the closing levels of the affected index, Absolute Index Return, Index Starting Level, Index Return Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating that index that it believes are appropriate to ensure that the Absolute Index Return used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the closing levels of the affected index, Absolute Index Return, Index Starting Level, Index Return Level and the amount payable at maturity or otherwise relating to the level of the index may be made by the calculation agent in its sole discretion.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Notes in the circumstances described under “Description of Debt Notes We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under “ — Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus

General Terms of the Notes

under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “ — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or
➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

General Terms of the Notes

➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “ — Maturity Date” and “ — Final Valuation Date; Index Valuation Date(s)” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Index Starting Level, the Index Return Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

Unless otherwise specified in the applicable pricing supplement, the Notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the underlying index or underlying basket and/or listed and/or over-the-counter options, futures or exchange-traded funds on the index constituents or the underlying index or underlying basket prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of index constituents or other securities of issuers of the index constituent stocks;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the index, or the level of other similar market indices, or the value of the index constituents; or
➢	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the index constituents, listed or over-the-counter options or futures on the index constituents or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the underlying index or underlying basket or markets relating to the underlying index or underlying basket.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment at maturity of your Notes. See “Risk Factors” on page PS-13 for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The following is a general description of certain United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,
➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
➢	a bank,
➢	a life insurance company,
➢	a tax-exempt organization,
➢	a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or
➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States Holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If the Notes have a term of longer than one year, in the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. (If the Notes have a term one year or less, please read the section "Short-term Debt" below.) Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and

Supplemental U.S. Tax Considerations

conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We will provide the comparable yield and projected payment schedule for the Notes in the applicable pricing supplement. If the amount you receive at maturity is greater than the projected payment at maturity, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in such year by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than the projected payment at maturity,, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in such year by an amount that is equal to such difference. If the amount you receive at maturity is less than the amount of ordinary income that you recognize in such year in respect of your Notes, then you would recognize a net ordinary loss in such year in an amount equal to such difference.

You are required to use the comparable yield and projected payment schedule set forth in the applicable pricing supplement in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule will not be provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

If you purchase the Notes for an amount that differs from the Notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes’ original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

If the underlying index or underlying basket closes either above the Upper Index Barrier or below the Lower Index Barrier more than 6 months before the maturity date of the Notes (thereby fixing the

Supplemental U.S. Tax Considerations

payment on maturity of your Notes), you will be required to make adjustments to the interest accruals on your Notes, in a reasonable manner, to account for the fact that the payment at maturity will be fixed rather than contingent. Although not entirely clear, we think that it would likely be reasonable for an initial holder of the Notes to make such adjustments by (i) recognizing a net ordinary loss equal to any interest previously accrued on the Notes and (ii) not accruing any additional interest over the term of the Notes. If you purchase the Notes for an amount that differs from the Notes’ adjusted issue price at the time of the purchase, please consult your tax advisor regarding the manner in which you should make such adjustments.

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the Notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

Short-term Debt. If the Notes have a term of one year or less, the preceding discussion regarding contingent payment obligations is not applicable to you. In such a case, in the opinion of Sullivan & Cromwell LLP, the Notes should be treated as contingent short-term debt for United States federal income tax purposes and (assuming that you will not have a taxable year that closes between the final valuation date and the maturity date) the treatment described below is a reasonable treatment of your Notes for United States federal income tax purposes.

Initial Purchasers. The Notes should be treated as debt for U.S. federal income tax purposes. Accordingly, if you are an initial purchaser of Notes, you should recognize ordinary income, if any, upon the maturity of your Notes in an amount equal to the excess, if any, of the amount you receive with respect to your Notes at such time over the amount you paid for your Notes.

Upon a sale or exchange of your Notes, you should recognize gain or loss in an amount equal to the difference between the amount you paid for your Notes and the amount received by you upon such sale or exchange. Any gain or loss you recognize upon such a sale or exchange should be short-term capital gain or loss, unless you sell or exchange your notes between the final valuation date and the maturity date, in which case any gain that you recognize should generally be treated as ordinary income and any loss that you recognize should be a short-term capital loss. The deductibility of capital losses is subject to limitations.

Secondary Purchasers. If you are a secondary purchaser of Notes, you should be treated in the same manner as described above with respect to initial purchasers except that (i) if you purchase your Notes at a discount from their principal amount and hold them until maturity, you should recognize a short-term capital gain upon the maturity of your Notes in respect of the difference between the principal amount of your Notes and the amount you paid for your Notes, and (ii) if you purchase your Notes at a discount from their principal amount and sell or exchange them between the final valuation date and the maturity date, any gain that you recognize upon such sale should be treated as a short-term capital gain to the extent that such gain does not exceed the difference between the principal amount of your Notes and the amount you paid for your Notes.

Supplemental U.S. Tax Considerations

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
➢	the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,
➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
➢	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,
➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of a Note effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,
➢	a controlled foreign corporation for United States tax purposes,
➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
➢	a foreign partnership, if at any time during its tax year:
➢	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
➢	such foreign partnership is engaged in the conduct of a United States trade or business.

Supplemental U.S. Tax Considerations

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount from the original issue price up to the underwriting discount set forth on the front cover of this product supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.